Exhibit 9

Execution Version

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated effective as of March 20, 2026 (the “Effective Date”), is among Juliet A. Spellmeyer Revocable Trust, Jacob V. Spellmeyer 2021 Trust, Juliet A. Spellmeyer 2021 Trust, Nicole Pereboom, Bryan D. Pereboom 2021 Trust and Nicole R. Pereboom 2021 Trust (“Holders”) and Viking Cake BR, LLC, a Delaware limited liability company (“Company”).

RECITALS

WHEREAS, Holders are equity holders of Company, holding the units of membership interest in the Company set forth on Schedule A (the “Membership Units”);

WHEREAS, Company desires to distribute to Holders pro rata shares of Class C common stock, par value $0.00001 per share (“Class C Common Stock”), of Black Rock Coffee Bar, Inc. (“BRCB”), and an equal number of membership units (“Black Rock OpCo Units”) of Black Rock Coffee Holdings, LLC (“Black Rock OpCo”), which shares and units are set forth on Schedule B (such distribution, the “Distribution,” and such shares and units, the “Distributed Shares”);

WHEREAS, in connection with the Distribution, the Members desire to cancel, and Company desires to accept the cancellation of, all of the Membership Units (the “Cancellation”);

WHEREAS, in connection with the Distribution, Company desires to assign its rights under the Tax Receivable Agreement, dated as of September 11, 2025 (the “Tax Receivable Agreement”), by and among BRCB, Black Rock OpCo, and each of the TRA Parties (as defined in the Tax Receivable Agreement) from time to time party thereto, with respect to the Distributed Shares to the Holders; and

WHEREAS, under the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 4, 2023 (as amended by the First Amendment, dated as of February 19, 2025, the “Company LLCA”), the Class A Members (as defined in the Company LLCA) have unanimously approved the Distribution and the Cancellation (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1. Distribution. Company hereby distributes to Holders, and Holders accept, the Distribution, and Company assigns its rights under the Tax Receivable Agreement with respect to the Distributed Shares to the Holders.

2. Cancellation. Concurrently with the Distribution, the Members hereby cancel, and Company hereby accepts the cancellation of, all of the Membership Units. Upon the Cancellation, the Membership Units shall be deemed cancelled and shall cease to exist, and no consideration shall be payable to the Members in respect thereof.

3. Statuses After the Transactions. Immediately following the Transactions, Holders will no longer be Members (as defined in the Company LLCA), and Holders will have no rights with respect to the Membership Units.

4. Further Assurances. The parties hereto further agree to perform such other acts and to execute, acknowledge, and deliver such other instruments as may reasonably be necessary to effectuate the Transactions, including delivery to the Company of properly endorsed unit certificates representing the Membership Units to facilitate the Cancellation.

5. Miscellaneous.

(a) Governing Law. This Agreement will in all respects be interpreted, governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

(b) Counterparts. This Agreement may be executed, manually or by electronic means (including via DocuSign or similar), in one or more counterparts, which may be delivered by electronic mail in portable document format (PDF) or other electronic transmission, each of which will be deemed an original and all of which will constitute one and the same Agreement.

(c) Entire Agreement. This Agreement sets forth the entire understanding of the parties to this Agreement regarding the subject matter hereof and supersedes all prior contracts, agreements, arrangements, communications, and discussions, whether oral or written, between the parties regarding the subject matter hereof.

[Signature pages follow]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the Effective Date.

HOLDERS

JULIET A. SPELLMEYER REVOCABLE TRUST

By:	/s/ Juliet A. Spellmeyer
Name:	Juliet A. Spellmeyer
Title:	Trustee

By:	/s/ Jacob V. Spellmeyer
Name:	Jacob V. Spellmeyer
Title:	Trustee

JACOB V. SPELLMEYER 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name:	Andrew Tatay
Title:	Trust Officer

JULIET A. SPELLMEYER 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name:	Andrew Tatay
Title:	Trust Officer

/s/ Nicole Pereboom
NICOLE PEREBOOM

[Signature Page to Distribution Agreement – Pereboom and Spellmeyer Entities]

BRYAN D. PEREBOOM 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name:	Andrew Tatay
Title:	Trust Officer

NICOLE R. PEREBOOM 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name:	Andrew Tatay
Title:	Trust Officer

[Signature Page to Distribution Agreement – Pereboom and Spellmeyer Entities]

COMPANY

VIKING CAKE BR, LLC

By:	/s/ Daniel Brand
Name:	Daniel Brand
Title:	Manager

[Signature Page to Distribution Agreement – Pereboom and Spellmeyer Entities]

Schedule A

Membership Units

Equity Holder	Units
Juliet A. Spellmeyer Revocable Trust	250
Jacob V. Spellmeyer 2021 Trust	12,375
Juliet A. Spellmeyer 2021 Trust	12,375
Nicole Pereboom	250
Bryan D. Pereboom 2021 Trust	12,375
Nicole R. Pereboom 2021 Trust	12,375

Schedule B

Distributed Shares

Holder	Shares of Class C Common Stock	Black Rock OpCo Units
Juliet A. Spellmeyer Revocable Trust	29,047	29,047
Jacob V. Spellmeyer 2021 Trust	1,437,824	1,437,824
Juliet A. Spellmeyer 2021 Trust	1,437,824	1,437,824
Nicole Pereboom	29,047	29,047
Bryan D. Pereboom 2021 Trust	1,437,824	1,437,824
Nicole R. Pereboom 2021 Trust	1,437,824	1,437,824